Exhibit No. 99.1

PRESS
RELEASE

Piedmont Natural Gas Agrees
To Sell its Propane Interests

CHARLOTTE, NC - Piedmont Natural Gas (NYSE:PNY) has announced that it and three other utility partners have entered into an agreement to sell their general and limited partnership interests in Heritage Propane Partners, L.P. to Energy Transfer Company in a transaction valued at $130 million, of which Piedmont’s portion is $26.9 million. At closing, Piedmont estimates that it will realize a one-time gain on the transaction of approximately $.03 to $.05 per diluted share in fiscal 2004. The agreement is subject to regulatory approvals and financing conditions.

“We have benefited from this partnership since its inception in 2000, however our core business is natural gas distribution and other energy-related ventures in our growing Southeast markets,” commented Piedmont President and CEO Thomas E. Skains. “Yesterday, we announced that Piedmont sold its equity interest in the proposed Greenbrier Pipeline joint-venture project to Dominion. Piedmont intends to use the cash proceeds from these two transactions to reduce the Company’s need for long-term debt.”

The sale of Piedmont’s propane interests is part of a larger transaction that involves the merger of privately held Energy Transfer Company with Heritage Propane Partners. Heritage Propane Partners, based in Tulsa, Oklahoma, is one of the largest national retail propane marketers in the United States.

Forward-Looking Statement
This press release contains forward-looking statements. These statements are based on management’s current expectations and information currently available and are believed to be reasonable and are made in good faith. However, the forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in the statements. Factors that may make the actual results differ from anticipated results include, but are not limited to, economic conditions; competition from other providers of similar products; and other uncertainties, all of which are difficult to predict and some of which are beyond our control. For these reasons, you should not rely on these forward-looking statements when making investment decisions. The words “expect,” “believe,” “project,” “anticipate,” “intend,” “should,” “could”, “will” and variations of such words and similar expressions, are intended to identify forward-looking statements. We do not undertake any obligation to update publicly any forward-looking statement, either as a result of new information, future events or otherwise. More information about the risks and uncertainties relating to these forward-looking statements may be found in Piedmont’s filings with the SEC on Forms 10-K and Forms 10-Q, which are available on the SEC’s website at http://www.sec.gov.

About Piedmont Natural Gas
Piedmont Natural Gas is an energy services company primarily engaged in the distribution of natural gas to 920,000 residential, commercial and industrial utility customers in North Carolina, South Carolina and Tennessee, including 56,000 customers served by municipalities who are wholesale customers. Our subsidiaries are invested in joint venture, energy-related businesses, including unregulated retail natural gas and propane marketing, interstate natural gas storage, intrastate transportation and regulated natural gas distribution. More information about Piedmont Natural Gas is available on the Internet at www.piedmontng.com.

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Contacts:
Piedmont Natural Gas
Corporate Communications, Steve Conner, Office: 704.731.4205, Cell: 704.607.4866
Investor Relations, Headen Thomas, 704.731.4438